Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2014 THIRD QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS AUTHORIZES QUARTERLY CASH DIVIDEND

Q3 2014 Financial Highlights

•                  Revenue of $613 million in the third quarter of 2014 compared to $551 million in the third quarter of 2013

•                  Net income attributable to Primoris of $27.4 million, or $0.53 per diluted share, in the third quarter of 2014 compared to $21.8 million, or $0.42 per diluted share, in the third quarter of 2013

•                  At September 30, 2014:

•            $146 million in cash, cash equivalents and short-term investments

•            Total backlog of $1.80 billion

Dallas, TX — November 6, 2014— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2014.

The company also announced that on November 4, 2014, its Board of Directors authorized payment of a $0.04 per share cash dividend to stockholders of record December 31, 2014, payable on or about January 15, 2015.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris commented, “We are pleased with our third quarter.  Our Gulf Coast operations continue to pick up steam, Midwest utility underground work remains strong, and our engineering business has seen the micro LNG market begin to bear significant fruit.  We achieved record high revenue of $613 million and record net income of $27 million.

Mr. Pratt continued, “While permitting issues continue to delay project starts, many are moving forward.  With the long-term supply of domestic natural gas at a fraction of the cost of international supplies, we expect that our customers will take advantage of the continuing investment opportunities in our end markets.  We re-segmented the businesses this quarter to better reflect our management structure, and we believe this will give investors a better understanding of the nuances of our markets.  As the year comes to a close, we see the strong trends of 2014 carrying over into next year.”

2014 THIRD QUARTER RESULTS OVERVIEW

Revenue for the 2014 third quarter increased by 11.2% to $613.2 million, compared to the same period last year.  Revenue increased by $17.9 million in the East Construction Services segment and $116.9 million in the Energy segment and decreased by $73.0 million in the West Construction Services segment.

From an end-market perspective for the three months ended September  30, 2014, compared to the third quarter 2013, our industrial business increased by $34.3 million, our heavy civil work increased by $23.4 million, and our engineering business increased by $6.7 million.  Our other end-market (primarily our parking structures business and electrical contracting business) declined by $2.5 million.

Gross profit was essentially unchanged in the 2014 third quarter compared to the same period last year.  The primary reason for the reduction in the gross profit as a percentage of revenue was the impact of a large power project in the West segment in 2013.

SEGMENT RESULTS

In the third quarter, the Company reorganized its business segments to match the change in the Company’s internal organization and management structure.  The new operating segments include: The West Construction Services Segment (which is unchanged from the previous West segment), the East Construction Services Segment (which is realigned from the previous East Construction Services segment), and the Energy Segment (which includes the previous Engineering segment).  All prior period amounts related to the segment change have been retrospectively reclassified throughout this press release.

•              West Construction Services — The West Construction Services segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Rockford, Q3 Contracting, and Vadnais, acquired in June 2014.  Most of the entities perform work primarily in California; however, Rockford operates throughout the Unites States and Q3C operates in Colorado and the upper Midwest United States.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              East Construction Services — The East Construction Services segment includes the James Construction Group (“JCG”) Heavy Civil division, the JCG Infrastructure and Maintenance division, BW Primoris, and Cardinal Contractors construction business, located primarily in the southeastern United States and in the Gulf Coast region of the United States and which perform heavy civil construction, infrastructure, and maintenance operations.

•              Energy — The Energy segment businesses are located primarily in the southeastern United States and in the Gulf Coast region of the United States. The segment includes the PES pipeline and gas facility construction and maintenance operations, the JCG Industrial division and the newly acquired Surber and Ram-Fab operations. Additionally, the segment includes the California-based OnQuest, Inc. and OnQuest Canada, ULC operations for the design and installation of high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

	For the three months ended September 30,
	2014 Unaudited		2013 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

West Construction Services	$289,405	47.2%	$362,362	65.7%
East Construction Services	135,450	22.1%	117,537	21.3%
Energy	188,382	30.7%	71,434	13.0%
Total	$613,237	100.0%	$551,333	100.0%

	For the nine months ended September 30,
	2014 Unaudited		2013 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

West Construction Services	$747,823	46.8%	$828,242	58.9%
East Construction Services	360,975	22.6%	316,218	22.5%
Energy	489,804	30.6%	261,881	18.6%
Total	$1,598,602	100.0%	$1,406,341	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended September 30,
	2014 Unaudited		2013 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West Construction Services	$46,240	16.0%	$62,520	17.3%
East Construction Services	9,110	6.7%	4,527	3.9%
Energy	20,123	10.7%	8,418	11.8%
Total	$75,473	12.3%	$75,465	13.7%

	For the nine months ended September 30,
	2014 Unaudited		2013 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West Construction Services	$115,723	15.5%	$133,195	16.1%
East Construction Services	24,595	6.8%	19,575	6.2%
Energy	46,106	9.4%	28,328	10.8%
Total	$186,424	11.7%	$181,098	12.9%

West Construction Services:  Revenue decreased by $73.0 million in the 2014 third quarter compared to the same period last year.  Revenue at Rockford decreased by $64.5 million as new pipeline project revenue was less than revenue from a large project in 2013 and revenue from gathering line projects decreased.  At the ARB Industrial division, revenue decreased by $27.6 million primarily reflecting the impact of a large power project in 2013.  Revenue increased at Q3C by $18.9 million and revenue decreased by $2.5 million at the ARB Underground division. Gross profit for  the West decreased by $16.3 million in the 2014 third quarter compared to the same period last year.  The decrease in gross profit as a percentage of revenue is primarily a reflection of the impact of the large power plant project in 2013.

East Construction Services:  Revenue increased by $17.9 million in the 2014 third quarter compared to the same period last year.  Revenue at the JCG Heavy Civil division increased by $24.8 million.  Revenue at the JCG Infrastructure & Maintenance division decreased by $1.3 million, and at Cardinal Contractors revenue decreased by $5.5 million.  Gross profit for  the East increased by $4.6 million in the 2014 third quarter compared to the same period last year.  The increase in gross profit as a percent of revenue is a reflection of better utilization of equipment and personnel realized on LADOT and Mississippi projects at the JCG Heavy Civil division.

Energy: Revenue increased by $116.9 million in the 2014 third quarter compared to the same period last year.  Revenue at the PES James Industrial Contractors division increased $57.7 million primarily from work at petrochemical projects in Louisiana.  PES Sprint Pipeline division revenue increased by $52.6 million from pipeline projects in south Texas.  Revenue increased at OnQuest and OnQuest Canada by $6.7 million primarily from two Liquefied Natural Gas (“LNG”) micro plant projects. Gross profit increased by $11.7 million in the 2014 third quarter compared to the same period last year.  The decrease in gross profit as a percentage of revenue to 10.7% was a reflection of decreased margin percentages realized from a PES Sprint Pipeline division project and from OnQuest LNG projects that were in their lower margin beginning stages.

Selling, general and administrative expenses (“SG&A”) were $36.2 million, or 5.9% of revenue, for the 2014 third quarter, compared to $36.5 million, or 6.6% of revenue for the 2013 third quarter, a decrease of $0.3 million.

Operating income for the 2014 third quarter was $39.3 million, or 6.4% of total revenue, compared to $39.0 million, or 7.1% of total revenue, for the same period last year.

Net other income and expenses in the 2014 third quarter was income of $3.2 million, a $4.9 million increase from net other expense of $1.7 million in the 2013 third quarter.  The largest contributor to the increase in net other income was $5.2 million received in August 2014 for the sale of the Company’s remaining ownership interest in WesPac.

The provision for income taxes for the 2014 third quarter was $15.1 million, or an effective tax rate on net income attributable to Primoris of 35.6%, compared to $14.1 million, or an effective tax rate on net income attributable to Primoris of 39.1%, in the prior year quarter.  The decrease in effective tax rate was primarily comprised of a 1.3% decrease from an IRS examination settlement and a 1.4% decrease from current and future state taxes.

Net income attributable to Primoris for the 2014 third quarter was $27.4 million, or $0.53 per diluted share, compared to net income attributable to Primoris of $21.8 million, or $0.42 per diluted share, in the same period in 2013.

Fully diluted weighted average shares outstanding for the 2014 third quarter increased by 0.2% to 51.8 million from 51.7 million in last year’s third quarter.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at September 30, 2014 included cash, cash equivalents, and short-term investments of $146.2 million, working capital of $246.6 million, total debt and capital leases secured by equipment of $235.7 million, and stockholders’ equity of $446.6 million.  The balance sheet included a $6.9 million liability representing the estimated fair value for unpaid earnout amounts from acquisitions.

BACKLOG

	Backlog at September 30, 2014 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog

West Construction Services	$163	$394	$557
East Construction Services	1,009	14	1,023
Energy	161	54	215
Total	$1,333	462	1,795

At September 30, 2014, Fixed Backlog was $1.33 billion, compared to $1.48 billion at December 31, 2013.  In the first nine months of 2014, approximately $371.0 million of revenue was recognized by non-Fixed Backlog projects.

At September 30, 2014, MSA Backlog was $462.4 million, compared to $460.3 million at December 31, 2013.  As previously discussed, MSA Backlog includes estimated MSA revenue for the next four quarters.

Total Backlog at September 30, 2014 was $1.80 billion, compared to $1.94 billion at December 31, 2013.  We expect that during the next four quarters, we will recognize as revenue approximately 95% of the West Construction Services segment Total Backlog, approximately 43% of the East Construction Services segment Total Backlog, and approximately 72% of the Energy segment Total Backlog.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenue, as a portion of Primoris’ revenue is still derived from projects that are not part of backlog, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  Projects that are considered a part of Total Backlog may be still be cancelled by our customers.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Thursday, November 6 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•                  (877) 407-8293 (Domestic)

•                  (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, passcode 13594816, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’s website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2013, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue	$613,237	$551,333	$1,598,602	$1,406,341
Cost of revenue	537,764	475,868	1,412,178	1,225,243
Gross profit	75,473	75,465	186,424	181,098
Selling, general and administrative expenses	36,162	36,478	99,087	96,657
Operating income	39,311	38,987	87,337	84,441

Other income (expense):
Income (loss) from non-consolidated entities	5,250	113	5,264	169
Foreign exchange gain (loss)	(101)	91	74	3
Other expense	(201)	(376)	(642)	(809)
Interest income	14	32	80	95
Interest expense	(1,778)	(1,579)	(4,642)	(4,501)

Income before provision for income taxes	42,495	37,268	87,471	79,398

Provision for income taxes	(15,105)	(14,075)	(32,813)	(30,272)
Net income	27,390	23,193	54,658	49,126

Net income attributable to noncontrolling interests	—	(1,348)	(432)	(1,947)

Net income attributable to Primoris	27,390	21,845	54,226	47,179

Earnings per share:
Basic:	$0.53	$0.42	$1.05	$0.92
Diluted:	$0.53	$0.42	$1.05	$0.91

Weighted average common shares outstanding:
Basic	51,606	51,568	51,622	51,529
Diluted	51,759	51,671	51,759	51,595

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$144,150	$196,077
Short-term investments	2,080	18,686
Customer retention deposits and restricted cash	411	5,304
Accounts receivable, net	388,381	304,955
Costs and estimated earnings in excess of billings	96,150	57,146
Inventory and uninstalled contract materials	58,271	51,829
Deferred tax assets	13,133	13,133
Prepaid expenses and other current assets	11,653	12,654
Total current assets	714,229	659,784
Property and equipment, net	262,835	226,512
Intangible assets, net	42,471	45,303
Goodwill	118,626	118,626
Other long-term assets	404	468
Total assets	$1,138,565	$1,050,693

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$158,118	$127,302
Billings in excess of costs and estimated earnings	164,428	173,365
Accrued expenses and other current liabilities	100,052	91,079
Dividends payable	2,062	1,805
Current portion of capital leases	1,796	3,288
Current portion of long-term debt	35,024	28,475
Current portion of contingent earnout liabilities	6,136	5,000
Total current liabilities	467,616	430,314
Long-term capital leases, net of current portion	1,009	2,295
Long-term debt, net of current portion	197,857	191,051
Deferred tax liabilities	10,092	10,092
Long-term contingent earnout liabilities, net of current portion	810	4,233
Other long-term liabilities	14,543	14,260
Total liabilities	691,927	652,245
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	159,920	159,196
Retained earnings	286,765	238,216
Noncontrolling interests	(52)	1,031
Total stockholders’ equity	446,638	398,448
Total liabilities and stockholders’ equity	$1,138,565	$1,050,693